UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2018

I.D. SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15087	22-3270799
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

123 Tice Boulevard, Woodcliff Lake, New Jersey	07677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 996-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a)of the Exchange Act. [  ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of I.D. Systems, Inc. (the “Company”) approved the Company’s 2018 Executive Incentive Plan (the “2018 EIP”) for eligible employees of the Company including certain of the Company’s named executive officers. The objectives of the 2018 EIP are to align the interests of all employees with the Company’s performance goals. Under the 2018 EIP, the Company’s performance goals are based on (i) revenue growth and (ii) “operating income,” which for these purposes is defined as operating income (loss) from operations, excluding depreciation and amortization and stock-based compensation expense. Executives are eligible to be awarded cash bonus compensation based on the Company’s annual and quarterly results with respect to revenue growth and operating income. The 2018 EIP may be modified or terminated by the Committee at any time, but incentive awards that have been earned by the participating named executive officers through the date of termination of the 2018 EIP will be payable. In addition, target awards and weightings may be modified by the Committee during the plan year based upon a shift in focus or changing industry standards, or any other factors that the Committee deems appropriate. The Committee has the authority to administer the 2018 EIP and has the final decision on any discrepancies in interpretation of the 2018 EIP. Awards under the 2018 EIP are calculated as a percentage of an executive’s base salary. The target awards for named executive officers range from 67% to 100% of such named executive officer’s base salary. The maximum aggregate amount of the quarterly bonuses and annual bonus under the 2018 EIP for each executive is 300% of the target award for such executive.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I.D. SYSTEMS, INC.

	By:	/s/ Ned Mavrommatis
	Name:	Ned Mavrommatis
	Title:	Chief Financial Officer

Date: February 27, 2018